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                                                              EXHIBIT 99B(g)(XV)


November 1, 1998

SCHWAB CAPITAL TRUST

Re: CUSTODIAN SERVICES FEES

Ladies and Gentlemen:

This letter constitutes our agreement with respect to compensation to be paid to PNC Bank, National Association ("PNC") under the terms of a Custodian Services Agreement dated February 21, 1996 (the "Agreement") between PNC and Schwab Capital Trust ("you" or the "Trust"), on behalf of the Funds listed on the
Schedule I, as amended from time to time (the "Funds"). Pursuant to the terms of the Agreement, the Trust, on behalf of each of the Funds, will pay to PNC, for the services that PNC will provide to a Fund, as follows:

1. The Fund shall pay an asset based fee of .009% on the first $200 million of average daily gross assets; .008% on the next $200 million of average daily gross assets; .007% on the next $200 million of average daily gross assets; .003% on the next $200 million of average daily gross assets; .0025% on the next $200 million of average daily gross assets and .002% on average daily gross assets in excess of $1 billion; exclusive of out-of-pocket expenses and transaction charges. The fee shall be calculated daily and paid monthly. The fee for the period from the date hereof until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

2. The Fund shall pay transaction charges of $16.50 for each physical delivery; $8.25 for each fed book entry transaction; $6.50 for each depository eligible transaction; $10.00 for each GNMA depository transaction, $7.50 for each repo with PNC (per round-trip piece of collateral); $30.00 for each options contract and $50.00 for each futures contract.

A transaction includes Buys, Sells, Maturities, Free Deliveries, Free Receipts, Exercised or Expired Options.

Out-of-pocket expenses include but are not limited to, postage, overnight express charges, report transmission charges, microfiche/microfilm, Federal Reserve wire fees, wire fees for receipt and disbursement, record retention/storage, custody transfer/registration fees ($10.00 per item); and cost of independent pricing services.


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PNC accepts the payment to it hereunder as full payment with respect to services provided to the Funds under the terms of the Agreement. This Agreement supersedes all previous Agreements concerning compensation for services to be provided to the Trust on behalf of the Funds with respect to the Agreement.

                                    Very truly yours,

                                    PNC BANK, NATIONAL ASSOCIATION

                                    By:
                                          -----------------------------

                                    Name:
                                          -----------------------------

                                    Title:
                                          -----------------------------

Accepted:

SCHWAB CAPITAL TRUST
on behalf of the Funds listed on
the attached Schedule I, as amended
from time to time.


By:   /s/ Tung Tai-Chin
      -----------------------------


Name:
      -----------------------------

Title:
      -----------------------------


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November 1, 1998

                                   SCHEDULE I

                             Custodian Services Fees

                                      Funds

                              Schwab S & P 500 Fund
                              Schwab Analytics Fund

PNC BANK, NATIONAL ASSOCIATION

By:
      --------------------

Name:
      --------------------

Title:
      --------------------


SCHWAB CAPITAL TRUST


By:   /s/ Tung Tai-Chin
      --------------------


Name:
      --------------------

Title:
      --------------------


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